UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TASER INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TASER INTERNATIONAL, INC.

17800 North 85th Street

Scottsdale, Arizona 85255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 31, 2012

To Our Stockholders:

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of TASER International, Inc. (the “Company”) will be held at 10:00 a.m. (local time) on Thursday, May 31, 2012 at the Company’s headquarters located at 17800 North 85th Street, Scottsdale, Arizona 85255 for the following purposes:

1.	Electing two Class C directors of the Company for a term of three years, and until their successors are elected and qualified;

2.	Advisory approval of the Company’s executive compensation;

3.	Ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2012; and

4.	Transacting such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Only holders of the Company’s Common Stock at the close of business on April 4, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Stockholders may vote in person or by proxy. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders at the time and place of the Annual Meeting and during ordinary business hours, for a period of 10 days prior to the Annual Meeting, at the principal executive offices of the Company at the address listed above.

By Order of the Board of Directors,

/s/ DOUGLAS E. KLINT

Douglas E. Klint
Corporate Secretary

Scottsdale, Arizona

April 13, 2012

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE ON THE INTERNET, BY TELEPHONE, OR MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

TASER INTERNATIONAL, INC.

17800 North 85th Street

Scottsdale, Arizona 85255

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our Annual Meeting of Stockholders, which will take place at 10:00 a.m. local time on Thursday, May 31, 2012 at the Company’s principal executive offices located at 17800 North 85th Street, Scottsdale, Arizona 85255. This Proxy Statement describes matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision. This proxy statement is first being made available or sent to stockholders on or about April 13, 2012.

What is included in these materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”).

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to selected stockholders by providing access to these documents over the Internet. Accordingly, on April 13, 2012, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners. Stockholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials by calling the toll-free number found in the Notice. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us to send our future proxy materials to you electronically by email. Copies of the proxy materials are also available for viewing at the Investor Relations page of the Company’s website at www.taser.com.

What proposals will be voted on at the Annual Meeting and how does the Board of Directors recommend I vote?

Stockholders will vote on the following items at the Annual Meeting:

Proposal No.		Board Recommendation
ONE	The election to the Board of the two Class C director nominees named in this Proxy Statement	FOR (all nominees)
TWO	Advisory approval of the Company’s executive compensation (“say on pay”)	FOR
THREE	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2012.	FOR

Stockholders will also vote on the transaction of any other business as may properly come before Annual Meeting or any continuation, postponement or adjournment thereof. To the maximum extent allowed by the SEC’s proxy rules, the proxy holders will vote your shares in such other matters as they determine in their discretion.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 17800 North 85th Street Scottsdale, Arizona 85255. The Company’s main telephone number is (800) 978-2737.

Who may vote at the Annual Meeting?

As of April 4, 2012 (the “Record Date”), there were 57,794,342 shares of the Company’s Common Stock outstanding and entitled to one vote each at the Annual Meeting. The presence in person or by proxy of persons holding a majority of these shares, or 28,897,172 shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice or printed materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will also receive a printed proxy card.

Beneficial Owner of Shares Held in Street Name

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or the printed proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a printed vote instruction form.

If I am a stockholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. Bring your printed proxy card if you received one by mail. Otherwise, the Company will give stockholders of record a ballot at the Annual Meeting.

Via the Internet. If you received a Notice, you may vote via the Internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.

By Telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the proxy card.

By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

Your bank or broker will send you instructions on how to vote. There are four ways to vote:

In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

Via the Internet. If you received a Notice, you may vote via the Internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.

By Telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the vote instruction form.

By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the vote instruction form and returning it in the envelope provided.

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

Under Delaware law and the Company’s Bylaws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast at a meeting constitutes a quorum. Abstentions and broker non-votes will all be counted as present to determine whether a quorum has been established. Once a share of the Company’s Common Stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments or postponements. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Proposal No. 3 (ratification of the appointment of the independent registered public accountants) is considered “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.

Proposals No. 1 and 2 (election of directors and advisory approval of the Company’s executive compensation) are considered “non-routine.” A broker or other nominee cannot vote without specific instructions from the beneficial owner on non-routine matters, and therefore we anticipate there will be broker non-votes in connection with Proposals No. 1 and 2.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 17800 North 85th Street, Scottsdale, Arizona 85255, a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements; to allow for the tabulation and certification of votes; and to facilitate a successful proxy solicitation.

What is the voting requirement to approve each of the proposals?

Election of Directors

For Proposal No. 1, under our Bylaws, assuming the existence of a quorum at the Annual Meeting, each of the nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the director nominees with the most votes will be elected. Shares that are marked “withhold authority” will be counted toward a quorum, but will not affect the outcome of the vote on the election of such director.

Advisory approval of the Company’s executive compensation (“say on pay”)

For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, under our By-laws, the votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.

Ratification of Independent Registered Public Accountants

For Proposal No. 3, assuming the existence of a quorum at the Annual Meeting, ratification of the appointment of the independent registered public accountants will be approved if a majority of Common Stock present in person or by proxy at the Annual Meeting vote in favor of ratification. Broker non-votes will have no impact on this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.

Who will serve as the inspector of election?

Holly Gibeaut, a member of the Company’s litigation counsel will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and, within four business days after the Annual Meeting, the Company expects to report the final results on Form 8-K with the SEC.

Who is paying for the cost of this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. In addition to solicitation by mail, proxies may be solicited personally by the Company’s officers, employees and the Company’s proxy solicitation firm, or by telephone, facsimile or electronic transmission or express mail. This Proxy Statement is first being mailed to stockholders on or about April 13, 2012.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors is elected by and accountable to the stockholders. The Board of Directors is comprised of eight directors. The directors are divided into three classes comprised as follows: three directors each in Class A and B, and two directors in Class C. One class is elected each year for a three-year term and until their successors are elected and qualified. The two director nominees in Class C, who would serve a regular three-year term until the annual meeting of stockholders in 2015, or until their respective successors are elected and qualified, are: Matthew R. McBrady and Richard H. Carmona. As discussed above, the two nominees for director receiving the highest number of votes will be elected to the Board of Directors.

Unless marked otherwise, signed proxies received will be voted FOR the election of each of the nominees named below.

If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the Board of Directors to fill such vacancy. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

The Board of Directors recommends a vote FOR the election of Matthew R. McBrady and Richard H. Carmona.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

				Expiration of
Name	Age	Positions	Since	Term
Nominees for Election
Class C (for three year term)
Matthew R. McBrady	41	Director	2001	2012
Richard H. Carmona	62	Director	2007	2012

Directors Continuing in Office
Class A
John S. Caldwell	67	Director	2006	2013
Michael Garnreiter	60	Chairman of the Board of Directors	2006	2013
Hadi Partovi	40	Director	2010	2013

Class B
Patrick W. Smith	41	Chief Executive Officer and Director	1993	2014
Mark W. Kroll	60	Director	2003	2014
Judy Martz	68	Director	2005	2014

Directors

Nominees for Election at the 2012 Annual Meeting

Matthew R. McBrady Ph.D. From August 1998 through January 2000, Dr. McBrady served as an international economist with President Clinton’s Council of Economic Advisers and the United States Treasury Department. Dr. McBrady subsequently served as a professor of finance at the Wharton School of Business at the University of Pennsylvania from (from September 2002 through May 2003) and at the Darden Graduate School of Business Administration at the University of Virginia (from May 2003 through December 2006). Dr. McBrady then worked as an investment professional with the North American Private Equity group at Bain Capital, LLC (from January 2007 through January 2011) prior to joining Silver Creek Capital Management, LLC as Managing Director of Strategic Investments in January 2011. Dr. McBrady holds a B.A. degree in Economics from Harvard University, a M.S. degree in International Economics from Oxford University (UK), and a Masters and Ph.D. degree in Business Economics from Harvard University.

Vice Admiral (Ret) Richard H. Carmona M.D., M.P.H., F.A.C.S. Dr. Carmona was sworn in as the 17th Surgeon General of the United States on August 5, 2002 and held that position through July 30, 2006. Prior to being named United States Surgeon General, Dr. Carmona was the chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health and family and community medicine at the University of Arizona, and the Pima County Sheriff’s Department surgeon and deputy sheriff. He is currently employed as Vice Chairman of Canyon Ranch and CEO of Canyon Ranch Health in Tucson, Arizona and has held that position since October 1, 2006. Dr. Carmona attended Bronx Community College, of the City University of New York, where he earned his associate of arts degree. Dr. Carmona holds a B.S. degree and medical degree from the University of California, San Francisco. He has also earned a Master’s Degree of public health from the University of Arizona. Dr. Carmona is also a director of The Clorox Company.

Incumbent Directors Whose Terms of Office Continue After the 2012 Annual Meeting

Lt. General (USA, Retired) John S. Caldwell. General Caldwell is currently employed as a consultant affiliated with The Spectrum Group, Wesley K. Clark Associates, and ASI Consulting Group. He previously was employed as Executive Vice President, Defense Solutions, Perot Systems Government Service until June 2008. General Caldwell was Senior Vice President, Defense Information Technology Solutions of QSS Group, Inc. from July 2004 through February 2008 at which time QSS Group Inc. was merged into Perot Systems Government Services. He is also employed as an executive advisor for PTC Corporation. From November 2001 through January 2004, General Caldwell was a Lieutenant General in the United States Army and Military Deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. General Caldwell holds a B.S. degree from the U.S. Military Academy at West Point, New York and a M.S. degree in mechanical engineering from the Georgia Institute of Technology. General Caldwell is also a director of Puradyn Filter Technologies and serves on several other corporate advisory boards.

Michael Garnreiter. Mr. Garnreiter has served as a director of the Company since June 2006 and in February of 2012 assumed the position of Chairman of the Board of Directors. Mr. Garnreiter is also currently a managing director for Fenix Financial Forensics; a Phoenix Arizona based consulting organization, and has served in that capacity since January 2010. Mr. Garnreiter is also a board member and Audit and Governance committees Chair of Amtech systems, a supplier of horizontal diffusion furnace systems. He is also a board member and Audit committee Chairman for Knight Transportation, a North American truckload carrier. Mr. Garnreiter also serves as an Audit committee member for PAAMCO, a privately held company. From August 2006 through December 2009, Mr. Garnreiter also is managing member of Rising Sun Restaurant Group, L.L.C., a private restaurant operating company. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group. Mr. Garnreiter previously served as a partner of the international accounting firm of Arthur Andersen from 1974 through March 2002. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant.

Hadi Partovi. Mr. Partovi has served as a director of the Company since June 2010 and is currently an advisor to Facebook, Dropbox, Bluekai, LinkExchange, and XL2Web (Google Spreadsheets). From 2009 through 2010, Mr. Partovi was Senior Vice President Technology for My Space (via acquisition) and from 2006 through 2009 he was President and Co-Founder of ILIKE, Inc. which was acquired by My Space in 2009. From 2002 through 2005, Mr. Partovi was General Manager, Microsoft MSN Entertainment and MSN.com and from 1999 through 2001, he was Co-Founder and VP of Product and Professional Services for TELLME Networks, Inc. From 1994 through 1999, he was Program Manager, Microsoft Internet Explorer. Mr. Partovi is also on the board of directors of iLike, Tellme Networks, and Edusoft and holds B.A. and M.S. degrees in Computer Science, summa cum laude, from Harvard University.

Patrick W. Smith. Mr. Smith has served as Chief Executive Officer and as a director of the Company since 1993. He is also co-founder of the Company. After graduating from Harvard cum laude in just three years (class of 1991), Mr. Smith entered directly into the Master of Business Administration Program at the University of Chicago, the youngest person accepted into his class that year. In two years, he completed both a master’s degree in international finance from the University of Leuven in Leuven, Belgium, and an M.B.A. with honors at the University of Chicago (normally a two-year program in itself), graduating in the top 5% of his class. After completing graduate school in the summer of 1993, he co-founded TASER International with his brother, Thomas P. Smith, in September 1993.

Mark W. Kroll Ph.D. Dr. Kroll retired from St. Jude Medical Inc. in July 2005, where he held various executive level positions since 1995, most recently as Senior Vice President and Chief Technology Officer, Cardiac Rhythm Management Division. Dr. Kroll holds a B.S. degree in Mathematics and a M.S. degree and a Ph.D. degree in Electrical Engineering from the University of Minnesota and a M.B.A. degree from the University of St. Thomas. Dr. Kroll is also a director of Haemonetics Corporation and NewCardio, Inc.

Judy Martz. Ms. Martz has served as a director of the Company since April 2005. From January 2001 through January 2004, Ms. Martz was Governor of the State of Montana and was Lieutenant Governor of the State of Montana from January 1996 through January 2000. From 1989 through 1995, Ms. Martz served as state representative for U.S. Senator Conrad Burns.

Executive Officers

See above biographical information for Patrick W. Smith, who is also an executive officer of the Company.

Douglas E. Klint (61). Mr. Klint serves as our President and General Counsel. Mr. Klint joined the Company in December 2002 as Vice President, General Counsel and held that position through February 2010 at which time he was promoted to President and General Counsel. Mr. Klint previously served as Vice President and General Counsel of Zycad Corporation, a publicly traded high technology company located in St. Paul, MN and Menlo Park, CA from 1984 to 1998, and Vice President and General Counsel of Aspec Technology, a publicly traded semi-conductor IP company located in Sunnyvale, CA, from 1998 to 1999 at which time he was promoted to President and CEO and continued in that role through 2001. Mr. Klint has a Bachelor of Arts Degree in Economics and Business Administration from Gustavus Adolphus College, and a Juris Doctor Degree from William Mitchell College of Law, cum laude. He is admitted to the Minnesota State Bar and the Arizona State Bar.

Daniel M. Behrendt (47). Mr. Behrendt serves as our Chief Financial Officer. Mr. Behrendt joined the Company in May 2004 from Imperial Home Décor, after serving in a number of financial management positions for the Imperial Home Décor Group, including Director of Financial Planning and Analysis, Vice President and Corporate Controller and finally Senior Vice President and Chief Financial Officer. From 1995 to 1998, he served as the Manager of Business Planning and Analysis for Teledyne Fluid Systems, a division of Allegheny Teledyne. From 1991 to 1995, he served as Manager, Business Planning and Analysis for PCC Airfoils, Inc. From 1988 to 1991, Mr. Behrendt was a Financial Analyst for the Power Generation Group of Babcock and Wilcox, and from 1986 to 1988, he worked as an auditor for Arthur Andersen & Co. in their Cleveland, Ohio office. Mr. Behrendt holds a B.S. degree in Accounting, cum laude, from Mount Union College, a Masters of Business Administration degree from The Weatherhead School of Management at Case Western Reserve University and is a Certified Public Accountant.

Jeffrey M. Kukowski (44). Mr. Kukowski serves as our Chief Marketing Officer and EVP, Sales. Mr. Kukowski joined the Company in June of 2010. Mr. Kukowski has previously served as Chief Operating Officer for Destinator Technologies (now Intrinsyc), Chief Solutions Officer for Cyclone Commerce (now Axway), and General Manager for RIMS (now Trizetto). As a co-founder of the Customer Retention Group, Mr. Kukowski has also worked for some of the leading technology companies in the world including Cognos (now IBM), Computer Associates, SPSS (now IBM) and others. Mr. Kukowski holds a B.A. degree in Economics from Northwestern University and a Master of Business Administration from the University of Chicago.

Jason D. Droege (34). Mr. Droege serves as our General Manager of EVIDENCE.COM. Mr. Droege joined the Company in November of 2008 with responsibility for software engineering, data communication, datacenter operations and product development and was promoted to his current position in February 2012. Previously Mr. Droege was President of Gizmo5 Technologies (acquired by Google), Co-founder & President of The Back 9 Golf Co. and Co-founder & VP, Business Development of Scour.com (acquired by Centerspan Communications). Mr. Droege attended the University of California, Los Angeles where he majored in computer science.

Each officer serves at the discretion of our Board of Directors. No officer is subject to an agreement that requires the officer to serve the Company for a specified number of years although we have entered into employment-related agreements with each of our officers. These agreements require notice of termination by the Company in certain situations that are described in further detail in this proxy statement under the heading “Executive Compensation – Employment Agreements and Other Arrangements.”

Board Leadership Structure

Thomas P. Smith, our co-founder, served as the Chairman of our Board of Directors until February 2012, when he retired and was replaced by Michael Garnreiter. Patrick W. Smith (brother of Thomas P. Smith), who is also a co-founder of the Company, serves as our Chief Executive Officer in addition to being a member of the Board of Directors. Although the Board previously believed that having Thomas P. Smith, a management director, serve as Chairman was the best leadership structure for the Company because of Mr. Smith’s roles as a co-founder and significant stockholder, upon his retirement, the Board determined that having a non-management director serve as Chairman would be the best leadership structure for the Company going forward. The Board believes that Mr. Garnreiter is highly qualified to serve as our Chairman, and Patrick W. Smith continues to provide leadership to the Company in his capacity as our Chief Executive Officer. In addition, Judy Martz continues to serve as the Board’s lead independent director, utilizing her experience as Governor of the State of Montana to provide additional guidance and leadership to the Board and the Company.

Family Relationships

Thomas P. Smith and Patrick W. Smith are brothers. No other family relationships exist among the Company’s directors and executive officers.

Meetings of the Board of Directors

During the year ended December 31, 2011, the Board of Directors held seven meetings. During 2011, each director attended at least 75% of all Board and applicable committee meetings.

Committees of the Board of Directors

The Board of Directors maintains a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Litigation Committee.

The following table summarizes the current membership of our standing Board committees, and identifies the chair of each committee and the number of committee meetings held in fiscal 2011:

	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Litigation Committee
Number of Meetings	8		2		1		—
Director
Judy Martz	X		X		X		X	*
John S. Caldwell	X		X
Hadi Partovi			X
Michael Garnreiter	X	*	X		X		X
Richard Carmona	X				X	*	X
Matthew R. McBrady	X		X	*	X		X
Mark Kroll							X

X	= Member
*	= Chair

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 exercises sole authority with respect to the selection of the Company’s independent registered public accounting firm and the terms of their engagement; reviews the policies and procedures of the Company and management with respect to maintaining the Company’s books and records; reviews with the independent registered public accounting firm, upon the completion of their audit, the results of the auditing engagement and any other recommendations the independent registered public accounting firm may have with respect to the Company’s financial, accounting or auditing systems; and reviews with the independent registered public accounting firm, upon the completion of their quarterly review of the Company’s financial statements, the results of the quarterly review and any other recommendations the independent registered public accounting firm may have in connection with their review. The Report of the Audit Committee for the year ended December 31, 2011 is included in this Proxy Statement.

The Compensation Committee determines salaries, stock option and bonus awards and considers employment agreements for appointed officers of the Company, and prepares reports on these matters; considers, reviews and grants options under the Company’s compensation plans and administers such plans; and considers matters of director compensation, benefits and other forms of remuneration. The Compensation Committee Report for the year ended December 31, 2011 is included in this Proxy Statement. See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee.

The Nominating and Corporate Governance Committee is charged with identifying qualified candidates for nomination for election to the Board of Directors and nominating such candidates for election; and reviewing and making recommendations to the Board of Directors concerning the composition and size of the Board and its committees. The Nominating Committee will consider nominees recommended by stockholders. Stockholders that would like to recommend a candidate for nomination should submit such recommendations to the Chairman of the Nominating and Corporate Governance Committee to the address set forth under the caption “ – Stockholder Communications with Directors.” While the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Committee strives to achieve a well-rounded balance of varying skill sets and backgrounds in the composition of the Board. When considering a potential director candidate, the Nominating and Corporate Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of business, engineering, medical, or law enforcement acumen. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Company has not historically paid third parties to identify or assist in identifying or evaluating potential nominees.

The Litigation Committee was established in July 2006 for the purpose of reviewing and approving the settlement of certain litigation matters against the Company or its officers and directors to ensure the settlement is fair, reasonable and in the best interests of the Company’s stockholders. No member of the Litigation Committee was a named party in any pending litigation involving the Company.

The Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee have each adopted charters that govern their respective authority, responsibilities and operation. The charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on our website at www.taser.com.

Skills and Qualifications of the Members of the Board of Directors

Each Company Board member was selected in accordance with the process for the selection and nomination of directors described above. Accordingly, the Board believes that each of the Company’s Board members brings to TASER a myriad of skills, education, experiences and qualifications that can be combined to benefit the Company and its stockholders. Set forth below is a description of the key skills, experiences and/or qualifications for each member of the Board.

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Patrick W. Smith. The Board believes that Patrick Smith’s experience as co-founder of the Company gives him a unique perspective on the Company’s strategic direction and operations. The Board also believes that Patrick Smith provides a valuable link between management and the Board of Directors, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.

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John S. Caldwell. The Board believes that Mr. Caldwell’s experience as a Lieutenant General in the U.S Army and Military Deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology, brings to TASER extensive knowledge and insight in federal and military related matters. Mr. Caldwell’s executive positions with several defense contract and government service companies have provided him with invaluable management and leadership experience which he brings to the Company.

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Richard H. Carmona. The Board believes that Dr. Carmona’s experience as the former Surgeon General of the United States as well as his far reaching experiences in the emergency medical system, public health and family medicine as well as serving as a law enforcement officer, offers the Company a valuable perspective on matters relating to health, safety and medicine. In addition, Dr. Carmona serves on the Board of Directors of The Clorox Company, which the Board believes brings valuable insight about corporate governance matters relating to public companies.

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Michael Garnreiter. The Board believes that Mr. Garnreiter, a CPA and former partner with Arthur Andersen, brings to the Board valuable skills and insight relating to financial and accounting matters. Mr. Garnreiter’s experience on the boards of Knight Transportation, Amtech Systems, IA Global Inc, and as managing director of Fenix Financial Forensics provides him ample experience with the corporate governance matters relating to public companies. Mr. Garnreiter has also served or lead the Audit committee of each of these firms giving him what the Board believes is expertise in accounting and financial matters relating to public companies.

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Mark W. Kroll. The Board believes that Dr. Kroll provides the board with valuable insight from his expertise in both electrical and biomedical engineering and cardiac medicine. Dr. Kroll is the named inventor on over 300 U.S. patents as well as numerous international patents and is a prolific inventor of medical devices. Mr. Kroll has served in various leadership positions at St. Jude Medical Inc. and is a director of two other public companies, all of which the Board believes benefit the Company and its Board of Directors.

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Judy Martz. As a former Governor of the State of Montana, Ms. Martz brings a wealth of political insight and leadership to the Board of Directors, particularly with respect to matters relating to federal and governmental contracting.

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Matthew R. McBrady. The Board believes that Dr. McBrady possesses an exceptional background in finance and economics, evidenced by his service as a member of the staff of President Clinton’s Council of Economic Advisers and a variety of teaching positions including Harvard Business School, the Wharton School of Business at the University of Pennsylvania and the Darden Graduate School of Business Administration at the University of Virginia.

•	Hadi Partovi. The Board believes that Mr. Partovi brings to the Board an in-depth knowledge and expertise related to software and internet related business development.

Audit Committee Financial Experts

The Board of Directors has determined that Messrs. McBrady and Garnreiter, independent directors of the Company, are both audit committee financial experts within the meaning of that term under applicable rules promulgated by the SEC. Information about the past business and educational experience of Messrs. McBrady and Garnreiter is included in this Proxy Statement under the heading “Proposal One: Election of Directors—Directors”. The Board has also determined that each current member of the Audit Committee is financially literate under the current listing standards of NASDAQ.

Director Independence

As of the date of this Proxy Statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current Board is independent as that term is defined by NASDAQ listing standards and that all of the members of our Board committees also meet any additional specific independence standards applicable to any committee on which such director serves, including the more stringent Audit Committee independence criteria. The following directors are currently deemed independent by the Board: John S. Caldwell, Michael Garnreiter, Judy Martz, Matthew R. McBrady, Richard H. Carmona and Hadi Partovi. Each of these directors is also a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and all are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and related Treasury Regulations. Patrick W. Smith is not independent because he is an executive officer of the Company and Mark Kroll is not independent because he provides consulting services to the Company (see “Certain Relationships and Related Transactions – Consulting Services”).

Stockholder Communications with Directors

Stockholders may communicate with members of the Board of Directors by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at 17800 North 85th Street, Scottsdale, Arizona 85255. All stockholder communications will be forwarded to each individual member of the Board.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged by the Company to attend each annual meeting of stockholders if their schedules permit. Four of our directors attended the 2011 Annual Meeting of stockholders and a majority of the directors are expected to be in attendance at the 2012 Annual Meeting.

Code of Ethics

The Company has adopted a Code of Ethics which is applicable to all employees, directors and consultants of the Company. A copy of the Company’s Code of Ethics is published and available on the Company’s internet website at www.taser.com. The Company intends to disclose any future amendments or waivers to the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver, unless otherwise required by NASDAQ rules to disclose such event on Form 8-K.

Board of Directors Role in Risk Oversight

The Company’s risk management process is intended to ensure that risks are taken knowingly and purposefully. As such, the Company’s executive management keeps the Board of Directors apprised by presenting results of the process to identify, assess, prioritize and address strategic, financial, operating, business, compliance, safety, reputational and other risks to the Company. Executive management meets with the Board of Directors on a quarterly basis to address high priority risks, and on an as-needed basis to evaluate and monitor emerging risks.

COMPENSATION OF DIRECTORS

Members of the Board of Directors who are officers of the Company are not separately compensated for serving on the Board of Directors. Directors who are not officers of the Company are paid $7,500 per quarter and are eligible to receive grants of options to acquire common stock under the 2004 Outside Directors Stock Option Plan. The Chairman of the Board and the Chair of the Audit Committee receives an additional $2,500 per quarter, and the chair of the Compensation Committee receives an additional $1,250 per quarter. Board members that provide any special Board advisory consultations in their official capacity as a Board member (other than Board and committee meetings) are paid compensation at the rate of $2,500 per day or $1,250 per half day, with no pay for travel days. All directors are reimbursed for reasonable expenses incurred in connection with their attendance at meetings.

Pursuant to the 2004 Outside Directors Stock Option Plan, new directors receive an initial grant of stock options equal to $150,000 in face value of the Company’s common stock underlying the stock options. Subsequent annual options grants are equal to $100,000 in face value of the Company’s common stock underlying the stock options. The strike price of these grants is equal to the closing price reported by NASDAQ on the day before the grant date. Annual option awards are typically granted on the date of the Company’s Annual Stockholders Meeting.

Beginning in 2012, the Company is moving to restricted stock units for Board members with annual grants of $50,000 of Company stock vesting over three years. The annual restricted stock awards will continue to typically be granted on the date of the Company’s annual stockholder’s meeting.

2011 DIRECTOR COMPENSATION

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2011.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Matthew R. McBrady	36,250	44,382	—	80,632
Judy Martz	35,000	44,382	—	79,382
Mark W. Kroll	30,000	44,382	207,450	281,832
Michael Garnreiter	37,500	44,382	—	81,882
John S. Caldwell	46,000	44,382	—	90,383
Richard H. Carmona	33,750	44,382	—	78,132
Hadi Partovi	30,000	44,382	2,500	76,882

(1)	Thomas P. Smith, our Chairman of the Board in 2011 through February 2012, and Patrick W. Smith, our Chief Executive Officer, are not included in this table as they are employees of the Company and thus received no compensation for their services as a director or Chairman and their compensation received as employees of the Company is reflected in the Summary Compensation Table.
(2)	Reflects the aggregate grant date fair value for awards granted in the fiscal year ended December 31, 2011. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of this amount for the fiscal year ended December 31, 2011 are included in footnote 1q to our financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC.
(3)	Other compensation for Mr. Kroll and Mr. Partovi represents fees for consultancy services provided. See “Certain Relationships and Related Transactions – Consulting Services” below.
(4)	The following table shows option awards granted in 2011 and the grant date fair value of options granted in 2011 as well as the aggregate number of outstanding option awards for the Company’s independent directors as of December 31, 2011.

	2011 Option Awards			Aggregate
Name	Options Granted	Grant Date	Grant Date Fair Value ($)	Options Outstanding
Matthew R. McBrady	22,026	05/26/2011	44,382	253,228
Judy Martz	22,026	05/26/2011	44,382	150,894
Mark W. Kroll	22,026	05/26/2011	44,382	201,560
Michael Garnreiter	22,026	05/26/2011	44,382	106,024
John S. Caldwell	22,026	05/26/2011	44,382	105,827
Richard H. Carmona	22,026	05/26/2011	44,382	106,124
Hadi Partovi	22,026	05/26/2011	44,382	58,171

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company does not maintain a written related transaction policy. It is the Company’s policy, however, that all related party transactions will be reviewed by its Board of Directors and the Audit Committee. The Company’s policies are evidenced by the respective meeting minutes that document such reviews. Further, it is the policy of the Board of Directors that all proposed transactions by the Company with its directors, officers, five-percent stockholders and their affiliates be entered into or approved only if such transactions are on terms no less favorable to the Company than it could obtain from unaffiliated parties, are reasonably expected to benefit the Company and are approved by the Audit Committee. The Audit Committee is authorized to consult with independent legal counsel at the Company’s expense in determining whether to approve any such transaction.

Aircraft Charter

The Company reimburses Thomas P. Smith, Chairman of the Company’s Board of Directors through February 2012, and Patrick W. Smith, Chief Executive Officer, for business use of their personal aircraft. For the years ended December 31, 2011, 2010 and 2009, the Company incurred expenses of $0.1 million, $0.2 million and, $0.3 million, respectively, to Thomas P. Smith. For the years ended December 31, 2011, 2010 and 2009, the Company incurred expenses of less than $0.1 million to Patrick W. Smith. At December 31, 2011 and 2010, the Company had no outstanding payables due to Patrick W. Smith or Thomas P. Smith. Management believes that the rates charged by Thomas P. Smith and Patrick W. Smith are equal to or below commercial rates the Company would pay to charter similar aircraft from independent charter companies.

TASER Foundation

In November 2004, the Company established the TASER Foundation. The TASER Foundation is an Internal Revenue Code Section 501(c)(3) non-profit corporation and has been granted tax exempt status by the IRS. The TASER Foundation’s mission is to honor the service and sacrifice of local and federal law enforcement officers in the United States and Canada lost in the line of duty by providing financial support to their families. Over half of the initial $1 million endowment was contributed directly by the Company’s employees. The Company bears all administrative costs of the TASER Foundation in order to ensure 100% of all donations are distributed to the families of fallen officers. For the years ended December 31, 2011, 2010 and 2009, the Company incurred $5,000, $0.1 million and $0.3 million, respectively, in such administrative costs. For the years ended December 31, 2011, 2010 and 2009, the Company contributed $0, $0 and $35,000, respectively, to the TASER Foundation.

Consulting Services

The Company engages Mark Kroll, a member of the Board of Directors, to provide consulting services. The expenses related to these services for the years ended December 31, 2011, 2010 and 2009 were $0.2 million, $0.2 million, and $0.3 million, respectively. At December 31, 2011 and 2010, the Company had accrued liabilities of $12,475 and $20,000, respectively, related to these services.

Settlement Agreement

On May 15, 2009, Bruce and Donna Culver, husband and wife (the “Culvers”), and the Company, entered into a settlement and release agreement (the “Agreement”), the background and material terms of which are described below. Mr. Culver served as a director of the Company since January 1994 until his retirement on April 9, 2010.

In July 2000, the Culvers provided a loan to the Company in exchange for a promissory note and warrants to purchase 136,364 shares of the Company’s common stock for $0.55 per share. In October 2004, the Culvers exercised the warrants, and the Company issued them a Form 1099, which included the in-the-money value of the warrants as stock compensation based upon the advice of the Company’s then-current outside tax advisors. In 2007, the Culvers informed the Company that their personal tax advisors had determined that the 2004 Form 1099 was not the proper tax treatment for the transaction, and that the value of the warrants should not have been included as compensation because the warrants were issued in connection with the loan rather than services. The Company responded by issuing an amended Form 1099 excluding the value of the warrants, and the Culvers filed an amended 2004 federal tax return seeking a refund. The Culvers are also seeking a refund with respect to their 2004 California tax return.

The parties entered into the Agreement to settle any disputes that the Culvers might have with the Company in connection with the original Form 1099 that was issued in October 2004 and the Culvers’ resulting tax liability. Pursuant to the Agreement, the Company agreed to pay the Culvers $350,000 upon execution in exchange for a full release, which is recorded in sales, general and administrative expense for the year ended December 31, 2009. The Agreement also contains a claw-back provision, pursuant to which the Culvers agreed to pay to the Company the amount of any refund they receive from the federal government and/or the State of California, up to the $350,000 amount of the settlement payment. The Culvers will be entitled to keep 100% of any refund(s) they receive in excess of $350,000. The Culvers received a refund from the Internal Revenue Service in February 2010 and they continue to seek a refund with respect to the State of California. The Company is working with the Culvers regarding the timing and the form of this payment.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company’s independent auditors. The independent auditors report directly to the Audit Committee.

The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements.

Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditors and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board, (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by Grant Thornton LLP are compatible with maintaining their independence. The Audit Committee also discussed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.”

The Audit Committee reviewed and discussed with management and its independent public auditors our annual audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K and 10-Q filings, as well as the Company’s earnings press releases and information related thereto.

During fiscal year 2011, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the financial statement audit and quarterly reviews and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Grant Thornton LLP and the Audit Committee’s review of the representations of the Company’s management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Audit Committee also approved the selection of Grant Thornton LLP as the Company’s independent auditor for the fiscal year 2011.

March 14, 2012

The Audit Committee:

Michael Garnreiter, Chair
Matthew R. McBrady
John S. Caldwell
Judy Martz
Richard Carmona

The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by express reference therein.

EXECUTIVE COMPENSATION

Overview and Summary; Consideration of Prior Year Say on Pay Vote

TASER International, Inc. believes in competitive compensation that is tied to our performance. In 2011, and consistent with 2010 and 2009, a significant amount of our executive’s potential total compensation was tied to performance—primarily our annual cash incentive bonus plan. We believe our pay for performance philosophy is clearly demonstrated by the fact that our named executive officers received no cash incentive bonuses in 2011, 2010 or 2009 as the performance targets set by our Compensation Committee were not achieved. Thus, other than a two small instances of very moderate discretionary bonuses awarded in the last two years, we believe that our incentive compensation program and philosophy is very closely aligned with company performance.

At our 2011 Annual Meeting of Stockholders, we presented for the first time to stockholders the advisory approval of the Company’s executive compensation (Say on Pay). At the 2011 Annual Meeting, our stockholders approved our Say on Pay resolution by a favorable vote of approximately 72% of the votes cast (including abstentions). In considering the prior year vote, our Compensation Committee conferred with management about the possible reasons the Company received an unfavorable vote on the prior year Say on Pay resolution of approximately 28%. Based on discussions with certain investors and rating agencies, the Company believes that a significant portion of the “no” or “abstention” vote on the prior year Say on Pay resolution related to the Company’s exchange of certain outstanding options at the end of 2010 and that the negative Say on Pay votes did not necessarily relate to the Company’s executive compensation programs in general.

The Company understands and acknowledges that certain investors did not agree with our decision to engage in the option exchange offer without first obtaining stockholder approval. After review of our equity incentive plans, the Company determined that stockholder approval was not required under the plans or under applicable Nasdaq listing standards because this offer did not constitute a repricing as defined by the plans or Nasdaq. The TASER Board of Directors determined that it was in the best interests of the Company’s shareholders to authorize the stock option exchange program to increase the retentive and motivational value of certain then outstanding options that were significantly underwater because the Company believes that equity compensation is a key motivational aspect of our overall compensation program. The Company emphasizes that the option exchange program was not available for the Company’s executive officers or board members. Moreover, the option exchange program was structured such that the number of options received in the exchange was a reduced number to actual number of options tendered and that this reduction was greater the more out of the money the option was. This feature was designed with maintaining shareholder value and minimizing overall dilution in mind. Overall, the Company believes the stock option exchange program in 2010 was a success and was in the best interests of our shareholders.

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure which follows in this Proxy Statement with respect to the compensation of our named executive officers (NEOs).

Introduction and Objectives

Processes and Procedures for Considering and Determining Executive Compensation

The Compensation Committee (in this section, the “Committee”) assists the Board in addressing matters relating to the fair and competitive compensation of our named executive officers and non-employee directors, together with matters relating to our other benefit plans. During 2011 the Committee was composed of five independent directors, Judy Martz, Matthew R. McBrady, John S. Caldwell, Hadi Partovi and Michael Garnreiter.

The Committee met twice in 2011. All Committee members were present for these meetings.

Two members of management, Patrick W. Smith, Chief Executive Officer and Daniel M. Behrendt, Chief Financial Officer, attended portions of the meetings. The agenda for these meetings was determined by the Committee members prior to the meeting. The Committee generally receives and reviews materials in advance of each meeting. Depending on the agenda for the particular meeting, these materials may include:

•	Financial reports;

•	Reports on levels of achievement of corporate performance objectives;

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Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment, severance and change of control agreements;

•	Summaries which show the executive officers’ total accumulated stock option holdings; and

•	Information regarding compensation paid by comparable companies identified in executive compensation surveys.

The Committee’s primarily responsibilities are to:

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Review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of the executive officers in light of these goals and objectives and determine and approve the compensation level of executive officers based on that evaluation;

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Evaluate and establish the incentive components of the Chief Executive Officer’s compensation and related bonus awards, taking into account our performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the services rendered by the Chief Executive Officer and the awards given to the Chief Executive Officer in past years;

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Review and approve the design of the compensation and benefit plans which pertain to directors, the Chief Executive Officer and other senior executive officers who report directly to the Chief Executive Officer;

•	Administer equity-based plans, including stock option plans;

•	Approve the material terms of all employment, severance and change of control agreements for executive officers;

•	Recommend to the Board the compensation for Board members, such as retainer, committee Chairman fees, stock options and other similar items;

•	Provide oversight regarding our benefit and other welfare plans, policies and arrangements;

•	Prepare the compensation committee report to be included in our annual proxy statement and annual report on Form 10-K filed with the SEC; and

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Review and discuss with management the Compensation Discussion and Analysis and based on such review and discussion, recommend to the Board whether to include the Compensation Discussion and Analysis in the annual report on Form 10-K or in our proxy statement.

The Committee’s Charter reflects these responsibilities, and the Committee and the Board periodically review and revise the Charter. The full text of the Compensation Committee Charter is available on our website at www.taser.com.

Role of Management and Consultants in Determining Executive Compensation

Our executive management supports the Committee in its work by preliminarily outlining compensation levels for named executive officers, administering our benefit and other welfare plans and providing data to the Committee for analysis. Annually, compensation is initially determined by the CEO for each executive (excluding the CEO), consisting of base salary, annual cash incentive bonus, and long-term incentive compensation, which is then provided to the Committee for review and approval.

Our Committee has discretionary authority under its charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants and the consultants’ report directly to the Committee. Based on the determination that the 2011 base salaries of the named executive officers would not be adjusted (except as set forth below under the heading “Annual Salary”), the Committee did not require external consulting services in 2011. Previously, in 2009, the Committee retained the services of an outside consultant to perform a review and analysis of the Company’s senior executive compensation program. Pearl Meyer & Partners (“Pearl Meyer”) performed a review of the compensation for our executive positions, including: base salaries, total cash compensation (salary plus bonuses), total direct compensation (total cash plus long-term incentives plus other annual compensation), and total remuneration (total direct compensation plus other annual compensation). The scope of Pearl Meyer’s review included reviewing a peer group of companies that it developed in its 2007 Compensation Study to compare the Company’s executive compensation to, based on the following criteria: revenue, enterprise value, and type of industry.

The Company utilized a service from Equilar, a compensation research firm, to provide peer executive compensation data for the years 2010 and 2011 for comparison purposes. The Company did not, however, receive advice from Equilar on how to set our executive compensation.

The Committee also evaluates compensation data and plan design information from national surveys and other public companies, including companies we consider to be our peers, which we discuss in more detail below.

Our Compensation Philosophy

The Committee is in place to address matters relating to the fair and competitive compensation of our named executive officers and non-employee directors, together with matters relating to our other benefit plans. The Committee is guided by three principal goals and objectives: (1) to allow us to attract and retain talent, our salaries should be in the range with the level of salaries paid to companies that are considered peers; (2) annual incentive bonuses should be directly related to our financial results produced during the year; and (3) long term compensation in the form of stock options should be linked to Company performance and enhancement of stockholder value.

The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company’s goals of providing our stockholders with a competitive return on their investments, which we believe results from producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success; promote a performance orientated environment that encourages Company and individual achievement; and reward named executive officers for long-term strategic management and the enhancement of stockholder value.

The Committee believes that compensation paid to named executive officers should be aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Any decision to materially increase compensation is based upon the factors listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue and pretax earnings targets as well as specific management tasks. Decisions regarding the CEO’s compensation are made by the Committee and reflect the same considerations used for the other named executive officers. The Committee’s decisions regarding compensation for the CEO and each named executive officer are submitted to the other independent directors for ratification. The compensation policy is consistent for each named executive officer.

The Committee believes that the named executive officers’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified corporate performance goals. The Committee also believes that a portion of pay for named executive officers should be comprised of long-term, at-risk pay to align management interests with those of stockholders. Ultimately, we balance the foregoing purposes for compensation against our need to ensure that any total compensation package we offer enhances our ability to attract, retain and develop exceptionally knowledgeable and experienced executives because our successful operation and management of the business depends upon our management team.

The Committee has not adopted any claw-back policies, nor does it have any security ownership guidelines and does not take into consideration amounts realized from prior compensation in determining current compensation for executive officers.

Our Compensation Programs

The total compensation program for our named executive officers consists of the following elements:

•	Annual Salary;

•	Annual cash incentive bonus;

•	Performance based restricted stock awards; and

•	Long-term incentive compensation.

Peer Group

To ensure our compensation programs are at proper levels, the Committee compares our compensation elements and levels of pay to an industry peer group as well as broader market pay practices. Companies in the peer group were selected based upon the following criteria:

•	Similar to us in revenue, enterprise value, and type of industry with executive positions similar in breadth, complexity and scope of responsibility;

•	International operations; and

•	Compete with us for executive talent.

In 2009, Pearl Meyer established a peer group that consisted of the following companies: Acme Packet, Inc., Amerigon, Inc., Blue Coat Systems, Inc., Cephaid, Inc., Concur Technologies, Inc., Falconstor Software, Inc., Globarstar, Inc., J2 Global Communications, Inc., NuVasiv, Inc., Omniture, Inc., Riverbed Technology, Inc., Sigma Designs, Inc., Smith & Wesson Holding Corporation, Smith Micro Software, Inc., Spectranetics Corporation, Ultimate Software Group, Inc., VASCO Data Security International, Inc., and Zoltek Companies, Inc. Pearl Meyer also compiled compensation data for them from the companies’ public SEC filings. The Committee determined that this peer group and the related data compiled by Pearl Meyer were relevant for purposes of establishing 2009 compensation. In addition, the results of this 2009 comparative analysis were found to be relevant and were used by the Committee in determining that there would be no change in cash compensation for our named executive officers at the Company’s traditional review date of January 1, 2011. As was the case with the rest of the salaried workforce, the named executive officers’ compensation adjustment was deferred by six months to July 1, 2010 when it was determined that no additional increase for the named executive officers would be made.

Benchmarking

Our compensation focuses upon cash compensation. However, we also utilize various non-cash compensation programs, specifically stock options. To establish total compensation for our named executive officers, the Committee compares our named executive officers’ compensation against comparable companies’ pay practices and also considers recommendations from the CEO regarding those executives reporting directly to him. Our management team provides the Committee historical and prospective breakdowns of the total compensation components for each executive officer. Based upon the analysis of the pay practices of our peer group and analysis provided by the Committee’s consultant, the Committee believes that our base salary compensation and long-term incentive compensation are generally lower than the median of our established peer group. It is the Committee’s intent that our salaries, annual cash incentive bonus awards and long-term incentive award values be targeted at a level approaching the 75th percentile of competitive market pay practices. Actual payments of executive compensation in 2011, including salaries, annual cash incentive bonus awards and long-term incentive award values, fell below the 50thth percentile of peer group compensation for the Chairman, CEO, CFO and President based on the last three years of data from Equilar, a compensation research firm.

The Committee is working to ensure that over time our compensation becomes more consistent with the Committee’s goal of setting compensation in relation to our established peer group. In general, the Committee believes total compensation of our named executive officers should be between the median and the 75th percentile of our peer group. The Committee believes that targeting for this range will reflect competitive market pay practices and our current compensation philosophy, which balances our “pay for performance” strategy against our desire to offer competitive compensation with respect to our industry peer group, thus allowing us to attract and retain management talent.

Annual Salary

The 2011 base salaries of our named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement. Salaries for named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other changes in responsibilities.

Base compensation is targeted at about the 75th percentile of compensation paid to executives with similar levels of experience based on salary surveys of similarly sized companies in comparable industries in order to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid higher or lower than this target pay positioning at the discretion of the Committee depending on facts such as tenure with the Company, results of personal, department and corporate performance, and the perceived detrimental effects to the Company that may result from such executive’s departure. The base salaries of our executive officers were established by the Committee and approved by the independent directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent based on salary surveys and compensation data from peer group companies.

As discussed above, the Committee believes that our base salary compensation is generally lower than competitive market pay data based upon our internal analysis of comparable companies and national salary surveys. The Committee considered this information, as well as suggestions from management, in evaluating annual salary levels. In December 2009 the Committee determined that, except as set forth below, 2010 base salary compensation amounts for the named executive officers would remain the same as 2009. This determination was revisited mid-way through 2010, and based on an evaluation of the appropriate facts and circumstances no change was made. On January 1, 2009, Thomas P. Smith’s base salary was increased to $200,000 to reflect the additional time required for him to manage the Company’s international sales operations. On February 1, 2009, Thomas P. Smiths’ base salary was further increased to $265,000 to reflect the additional responsibilities of managing worldwide sales operations in all markets. With the exception of Thomas P. Smith, base salaries and target bonus levels for the named executive officers have remained the same since January 1, 2008.

Effective, January 1, 2012, the base salaries of Patrick W. Smith, Douglas E. Klint and Daniel M. Behrendt were increased to $280,000 per year. Jeffrey M. Kukowski’s base salary was increased to $220,000 per year.

Annual Incentive Cash Bonuses

The objective of the annual incentive cash bonus plan (the “Bonus Plan”) is to provide executives with a competitive total cash compensation opportunity relative to market practices while aligning rewards with short-term financial results, which the Committee believes will help achieve our goals of providing our stockholders with a competitive return on their investments over the long term.

The Bonus Plan was approved by the Committee in January 2006. Annual incentive awards are determined as a percentage of each named executive officer’s base salary. Annual incentive awards under the Bonus Plan are determined each year for executive officers. Targeted bonuses for the Chairman, Chief Executive Officer, Chief Financial Officer, President and Chief Marketing Officer were 50%, 50%, 35%, 35% and 25% respectively, of their base salary. The Committee establishes the performance measures and other terms and conditions of awards for executive officers and has the authority to cancel an award at its discretion. Historically, however, the Committee has not canceled a bonus for executive officers, nor has it awarded an additional discretionary bonus amount to an executive officer. The Bonus Plan is based on performance against the Board approved budget plan and uses pre-tax earnings as the metric and is thus conditioned on the Company achieving pretax profitability.

For 2012, Patrick W. Smith, Mr. Klint and Mr. Behrendt will not have a targeted cash bonus. Instead, the executives will have performance based restricted stock. The performance based restricted stock will be earned based on company performance versus the corporate objectives including but not limited to sales, operating income, traction in the upgrade of the installed base of electronic control devices, the growth in the number of users and agencies using EVIDENCE.COM, etc. The shares will vest in two installments, if earned; half in January 2013 and the second half will vest in January 2014.

For 2012, Mr. Kukowski will receive a cash bonus based on sales growth and an additional targeted bonus of $50,000 based on corporate objectives.

Long-Term Incentive Compensation

The Committee believes that equity-based compensation helps ensure that our executive officers have a continuing stake in our long-term success. As such, the Committee has implemented, with board and stockholder approval, the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2004 Stock Option Plan (the “2004 Plan”). The 2009 Plan and the 2004 Plan allow the Compensation Committee to grant stock options to officers, other key employees to help align those individuals’ interests with those of stockholders, to motivate executives to make strategic long-term decisions, and to better enable us to attract and retain capable directors and executive personnel.

Previously, in December 2008, the Compensation Committee approved stock option awards to our NEOs, which, in keeping with the Committee’s goals to align the interests of management with the Company’s stockholders, it determined that a meaningful percentage of each of these option awards should be performance-based. The Compensation Committee’s intention in making these awards was to incentivize our executives over the subsequent three year vesting period. Thus, even though these awards were granted in late 2008, the Committee viewed them as awards to incentivize performance at varying degrees in 2009, 2010 and 2011. The Compensation Committee further believed that the awards provide retention benefits even beyond the performance and vesting periods as the option awards remain exercisable for up to ten years following the date of grant, to the extent vested.

In determining the total number of options to award to each NEO, the Compensation Committee considers, among other things the strategic objectives of the Company over the next three years. In determining the portion of each NEO’s total option award that would be a performance-based award, the Compensation Committee considers, among other things each executive’s ability to influence the underlying performance criteria. A discussion of the performance-based portions of these grants is included in the table below.

The following table sets forth the stock option awards made to our NEOs in January 2012 and January 2011, including the portion of the award that is performance-based.

Named Executive	Total Number of Options Awarded (1)	Number of Performance- Based Options Awarded (2)
	January 2012 Awards
Daniel M. Behrendt	19,530	43,945
Douglas E. Klint	19,530	43,945
Jeffrey M. Kukowski	19,530	—
Patrick W. Smith	19,530	83,008

	January 2011 Awards
Thomas P. Smith	50,000	—
Daniel M. Behrendt	75,000	—
Douglas E. Klint	75,000	—

(1)	The options that are not performance-based vest in annual installments on the anniversary date of the grant and to the extent vested remain exercisable for up to 10 years following the date of grant.
(2)	For the performance options which are tied to annual performance criteria, the measurement date will be at the end of the fiscal year. If the performance criterion is met, one half vests in the January following the fiscal year in which the criteria is achieved and the remaining half vest in the following January. It is possible that the performance criteria relating to all awards could be achieved in any one fiscal year period.

With respect to Patrick W. Smith, the Company’s Chief Executive Officer, the Committee considered for the 2008 grant the fact that Mr. Smith’s total compensation was below the Compensation Committee’s target range of the 50th to the 75th percentile of other CEOs in the Company’s peer group, according to the compensation study prepared by Pearl Meyer at the end of 2007. In fact, the Pearl Meyer study indicated that Mr. Smith’s total compensation was closer to the 25th percentile of other CEOs in the peer group. The Compensation Committee determined that Mr. Smith’s total compensation should be increased to the target range (i.e., between the 50th and the 75th percentiles of CEO compensation in the Company’s peer group). In discussions with the Board of Directors, Mr. Smith indicated that he preferred to receive any additional compensation that the Compensation Committee might award in the form of long-term equity awards versus cash awards. The Compensation Committee determined that increasing Mr. Smith’s total compensation through the use of such awards was the most effective way to achieve its goal of bringing Mr. Smith’s compensation in line with that of his peers while also aligning his interests with those of our stockholders. Along those lines, the Committee determined that it was appropriate to make the vesting of half of the 600,000 stock option grant subject to Mr. Smith’s achievement of certain performance goals. A discussion of the performance-based portion of this grant is included below. Due to the size of the award received in December 2008, Mr. Smith elected not to receive a grant in 2010 or 2011.

The following table sets forth information concerning all performance-based option awards made approved by the compensation committee in January 2010 and 2008. In determining the performance criteria for each NEOs performance-based option award, the Compensation Committee considered, among other things, the strategic objectives of the Company and the executive’s ability to influence the performance criteria. The Compensation Committee believes the performance targets relating to the performance criteria described below are challenging, but achievable.

Name	Grant Date	Shares	Performance Criteria (1)	Vesting Provisions (1)	Vesting Status
Thomas P. Smith	1/29/2010	100,000	One third each vests upon achievement of specfied annual sales targets of $125 million, $150 million and $175 million	Fully vested in January following the first fiscal year in which criteria is achieved.	Options did not vest in 2011.

Patrick W. Smith	12/22/2008	100,000	Specified annual sales level of new products introduced after 9/30/08.	Fully vested in January following the fiscal year in which criteria is achieved.	Options did not vest in 2011. Management expects the performance criteria to be met in 2012.

Patrick W. Smith	12/22/2008	100,000	Specified annual sales level of new products introduced after 9/30/08, subject to further contribution margin criteria.	Fully vested in January following the fiscal year in which criteria is achieved.	Options did not vest in 2011. Management expects the performance criteria to be met in 2013.

Patrick W. Smith	12/22/2008	100,000	Targeted annual operating income as a percentage of sales.	Fully vested in January following the first fiscal year in which criteria is achieved.	Options did not vest in 2011. Management expects the performance criteria to be met in 2013.

Douglas E. Klint	12/22/2008	25,000	Complete risk management meetings with 25 top U.S. law enfocement agencies.	Fully vested in January following the fiscal year in which criteria is achieved.	Options did not vest in 2011. Management expects the performance criteria to be met in 2012.

Daniel M. Behrendt	01/03/2012	43,945	Corporate objectives including, but not limited to, sales, operating income, traction in the upgrade of the insalled base of electronic control devices, the growth in the number of users and agencies usince EVIDENCE.COM, etc.	One half vests in the January following the fiscal year in which the criteria is achieved and the remaining half vest in the following January.	Management expects the performance criteria to be met in 2013 and 2014.

Douglas E. Klint	01/03/2012	43,945	Corporate objectives including, but not limited to, sales, operating income, traction in the upgrade of the insalled base of electronic control devices, the growth in the number of users and agencies usince EVIDENCE.COM, etc.	One half vests in the January following the fiscal year in which the criteria is achieved and the remaining half vest in the following January.	Management expects the performance criteria to be met in 2013 and 2014.

Patrick W. Smith	01/03/2012	83,008	Corporate objectives including, but not limited to, sales, operating income, traction in the upgrade of the insalled base of electronic control devices, the growth in the number of users and agencies usince EVIDENCE.COM, etc.	One half vests in the January following the fiscal year in which the criteria is achieved and the remaining half vest in the following January.	Management expects the performance criteria to be met in 2013 and 2014.

(1)	For the performance options which are tied to annual performance criteria, the measurement date will be at the end of the fiscal year. If the performance criterion is met, one half vests in the January following the fiscal year in which the criteria is achieved and the remaining half vest in the following January. It is possible that the performance criteria relating to all awards could be achieved in any one fiscal year period.

Employment Agreements and Other Arrangements

In 1998, the Company entered into employment agreements with Patrick W. Smith and Thomas P. Smith. The agreements were for an initial three-year term ending June 30, 2001, and were automatically renewed for a two-year term on such date and have been automatically renewed for an additional two year terms since June 30, 2003 and Patrick W. Smith’s agreement will be automatically renewed every two years hereafter unless the Company gives him a one-year prior notice of termination, if the termination is without cause.

In December 2002, the Company entered into an employment agreement with Douglas E. Klint pursuant to which he agreed to serve as its General Counsel. In February, 2010 Mr. Klint assumed the role of President and General Counsel.

In May 2004, the Company entered into an employment agreement with Daniel M. Behrendt pursuant to which he agreed to serve as its Chief Financial Officer.

In November 2011, the Company entered into an employment agreement with Jeffrey M. Kukowski pursuant to which he agreed to serve as its Chief Marketing Officer.

In December 2008 the Company and Patrick W. Smith and Messrs. Behrendt and Klint each executed an addendum to their employment agreements which amended the employment agreements to bring them in compliance with regulation 409A of the Internal Revenue Code, but did not make any substantive changes to the employment agreements.

The Company may terminate each of these officers with or without cause. The conditions or events triggering the payment of severance benefits include the executive’s death, disability, termination without cause, or a change in control of the Company. Conditions to the payment of severance benefits include covenants relating to assignment of inventions, nondisclosure of Company confidential information, and non-competition with the Company for a period of 18 months after termination of employment without cause or change in control of the Company. Should the Company terminate Patrick Smith, Daniel Behrendt or Douglas Klint without cause, or should executive’s employment with the Company end by reason of a change of control or upon the death or disability of the executive, the executive is entitled to severance compensation equal to 60 days of salary in the event of for cause termination, 12 months of salary in the event of termination without cause, 24 months of salary in the event of a change of control and 18 months of salary in the event of death or disability. Upon a change of control any non-vested stock options previously granted are subject to accelerated vesting such that each named executive officer can immediately exercise any outstanding stock options. The severance benefit amounts with respect to the above triggering events were determined based on competitive practices within peer group of companies. The Company agreed to pay these variable amounts of compensation as severance benefits or change of control benefits in order to attract and retain executive officers.

The table below reflects the value of severance compensation that would be provided to each of the named executive officers of the Company assuming the termination of such executive’s employment occurred on December 31, 2011.

Name and Principal Position	Voluntary Termination By Executive ($)	For Cause Termination ($)	Involuntary Not For Cause Termination ($)	Change of Control (1) ($)	Death or Disability ($)
Patrick W. Smith Chief Executive Officer	—	44,167	265,000	530,000	397,500

Thomas P. Smith (2) Chairman of the Board	397,500	—	—	—	—

Douglas E. Klint President, General Counsel	—	42,500	255,000	510,000	382,500

Daniel M. Behrendt Chief Financial Officer	—	42,500	255,000	510,000	382,500

Jeffrey Kukowski Executive Vice President, Marketing	—	16,667	50,000	100,000	100,000

(1)	Includes the intrinsic value of non-vested stock options which would immediately vest and become exercisable. At December 31, 2011 there were no non-vested stock options with in the money value.
(2)	Thomas P. Smith retired from the position of Chairman of the Board in February 2012. He will continue as a consultant for international sales through April 2013 and will receive compensation equal to his base salary through that date and will be entitled to certain commission payments equal to 6% of sales over $1 million cumulative gross sales in certain countries in Africa and Middle East. For sales in India, the commission rate is 3%. In the event cumulative sales exceed $5 million, commissions will extend through 2014.
(3)	Mr. Kukowski’s post-employment agreement consists of compensation of one month’s salary in the event of “For Cause” termination, three month’s salary for “Involuntary not for Cause” termination and six month’s salary in the event of either Death or Disability or a Change of Control.

Perquisites and Other Personal Benefits

We do not provide our named executive officers with significant perquisites or other benefits, except for Company 401(k) partial matching contributions and health care benefits that are available to all employees. The Committee periodically reviews the levels of perquisites and other benefits that could be provided to the named executive officers.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1 million paid to the named executive officers. This provision excludes certain forms of “performance-based compensation,” including stock options, from the compensation taken into account for purposes of that limit. The Committee believes that the Bonus Plan is “performance-based” within the meaning of that restriction. Nonetheless, the Committee believes that it is desirable for executive compensation to be fully tax deductible. However, whenever the Committee’s judgment would be consistent with the objectives for which compensation is paid, we will compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Committee will from time to time continue to assess the impact of Section 162(m) of the Code on its compensation practices and will determine what further action, if any, may be appropriate in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the this Proxy Statement.

The Compensation Committee:

Matthew R. McBrady, Chairman
Judy Martz
John S. Caldwell
Michael Garnreiter
Hadi Partovi

The foregoing Compensation Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during or prior to fiscal 2011, an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director or member of the Compensation Committee.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation (4)	Total ($)
(a)	(b)	(c )			(e)	(d)		(g)
Patrick W. Smith	2011	265,000		—	—	—	11,344	276,344
Chief Executive Officer	2010	265,000		—	—	—	12,115	277,115
	2009	265,000		—	—	—	11,287	276,287

Thomas P. Smith	2011	265,000		—	110,800	—	11,344	387,144
Former Chairman of the Board	2010	265,000		—	573,000	—	11,344	849,344
	2009	259,583		—	—	—	11,300	270,883

Daniel M. Behrendt	2011	255,000		—	166,200	—	11,600	432,800
Chief Financial Officer	2010	259,904	(5)	25,000	100,275	—	10,496	370,675
	2009	255,000		—	—	—	11,287	266,287

Douglas E. Klint	2011	255,000		—	166,200	—	*	421,200
President, General Counsel	2010	289,328	(5)	—	214,875	—	—	504,203

Jeffrey M. Kukowski (6)	2011	200,000		12,376	—	—	*	212,376
Chief Marketing Officer

(1)	In 2010, Daniel Behrendt received a discretionary bonus of $25,000.
(2)	The amounts reflect the aggregate grant date fair value for awards granted in accordance with FASB ASC Topic 718. For performance based options, the grant date fair value represents the fair value assuming the highest level of performance conditions will be achieved. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of this amount for the fiscal years ended December 31, 2011, 2010 and 2009 are included in footnote 1q to our financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC.
(3)	There was no non-equity incentive compensation paid in 2011 as corporate sales and profitability objectives were not met.
(4)	Other compensation consists of 401(k) and Health Savings Account matching contributions (* denotes the total value of other compensation did not exceed $10,000).
(5)	The 2010 salary amounts for Daniel Behrendt and Doug Klint include $4,904 and $34,328, respectively, related to cash payments made in lieu of vacation.
(6)	In November 2011, Jeffrey Kukowski assumed the role of Chief Marketing Officer.

2011 GRANTS OF PLAN-BASED AWARDS

The following table shows information about award made under various compensation plans during 2011:

					All other
					option
					awards:	Exercise	Grant date
					Number of	or base	fair value
		Estimated future payouts under			securities	price of	of stock
		non-equity incentive plan awards (1)			underlying	option	and option
		Threshold	Target	Maximum	options (2)	awards (3)	awards
Name	Grant Date	($)	($)	($)	(#)	($/sh)	($)
Patrick W. Smith	—	—	132,500	132,500	—	—	—
	1/3/2011	—	—	—	—	—	—

Thomas P. Smith	—	—	132,500	132,500	—	—	—
	1/3/2011	—	—	—	50,000	4.70	110,800

Daniel M. Behrendt	—	—	89,250	89,250	—	—	—
	1/3/2011	—	—	—	75,000	4.70	166,200

Douglas E. Klint	—	—	89,250	89,250	—	—	—
	1/3/2011	—	—	—	75,000	4.70	166,200

Jeffrey M. Kukowski	—	—	50,000	50,000	—	—	—
	1/3/2011	—	—	—	—	—	—

(1)	Represents targeted awards under the 2011 Bonus Plan which is a continuation of the Bonus Plan previously approved by the Compensation Committee in January 2006. There was no compensation paid for performance related metrics in 2011 as performance targets were not met.
(2)	Options granted vest ratably over a period of three years from the grant date over the requisite service period and to the extent vested remain exercisable for ten years following the grant date.
(3)	Represents the closing sale price per share as reported on the NASDAQ on the date of grant.

2011 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to all options exercised by the named executive officers in the year ended December 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)
Thomas P. Smith	250,000	1,042,948

(1)	Value realized represents the market value at time of exercise of the shares purchased less the exercise price paid.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

The following table includes certain information with respect to outstanding options previously awarded to the executive officers named above as of December 31, 2011.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned		Option Exercise	Option Expiration
Name	Exercisable (1)	Unexercisable		Options (#)		Price ($)	Date
Patrick W. Smith	270,000	—		—		7.22	01/07/2014
	6,068	—		—		18.77	10/01/2014
	74,100	—		—		8.81	04/20/2015
	58,962	—		—		10.29	05/25/2017
	68,828	—		—		7.13	05/28/2018
	88,104	—		—		5.57	08/11/2018
	300,000	—		300,000	(3)	4.75	12/22/2018

Thomas P. Smith	198,007	—		—		1.33	05/29/2012
	52,000	—		—		0.32	03/04/2013
	24,000	—		—		2.40	09/28/2013
	270,000	—		—		7.22	01/04/2014
	6,068	—		—		18.77	10/01/2014
	74,100	—		—		8.81	04/20/2015
	58,962	—		—		10.29	05/25/2017
	45,000	—		—		7.13	05/28/2018
	44,052	—		—		5.57	08/11/2018
	125,000	—		—		5.25	12/30/2018
	63,893	36,107	(2)	100,000	(3)	5.64	01/29/2020
	15,282	34,718	(4)	—		4.70	01/03/2021

Daniel M. Behrendt	60,000	—		—		17.12	04/26/2014
	10,000	—		—		13.88	08/30/2014
	5,518	—		—		18.77	10/01/2014
	101,600	—		—		8.81	04/20/2015
	56,604	—		—		10.29	05/25/2017
	66,230	—		—		7.13	05/28/2018
	59,346	—		—		5.57	08/11/2018
	110,000	—		—		4.75	12/22/2018
	22,362	12,638	(2)	—		5.64	01/29/2020
	22,923	52,077	(4)			4.70	01/03/2021

Douglas E. Klint	25,000	—		—		7.22	01/07/2014
	4,854	—		—		18.77	10/01/2014
	47,100	—		—		8.81	04/20/2015
	56,604	—		—		10.29	05/25/2017
	66,230	—		—		7.13	05/28/2018
	59,346	—		—		5.57	08/11/2018
	85,000	—		25,000	(3)	4.75	12/22/2018
	47,920	27,080	(2)	—		5.64	01/29/2020
	22,923	52,077	(4)	—		4.70	01/03/2021

Jeffrey M. Kukowski	18,747	31,253	(2)	—		4.32	06/03/2020
	20,837	29,163	(4)	—		3.88	09/17/2020

(1)	All options reported in the exercisable column are fully vested as of December 31, 2011.
(2)	These options vest ratably on a monthly basis over the requisite service period and become fully exercisable on January 28, 2013.
(3)	The options vest upon successful completion of certain performance based measures. Reference is made to the “Executive Compensation—Long-Term Incentive Compensation” section above for further information about these options.
(4)	These options vest at annual intervals over a 3 year period and become fully exercisable on January 3, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information, as of April 4, 2012, with respect to beneficial ownership of the Company’s Common Stock by each current director or nominee for director, by each named executive officer currently employed by the Company, by all directors and named executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. The Company believes that, except as otherwise described below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

Name and Address Of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
T. Rowe Price Associates Inc. (4)	7,141,260	11.6%
BlackRock, Inc. (5)	3,121,563	5.1%
The Vanguard Group, Inc (6)	3,055,594	5.0%

Patrick W. Smith	2,128,800	3.6%
Thomas P. Smith	1,219,664	2.1%
Mark W. Kroll	179,196	*
Matthew R. McBrady	462,066	*
Judy Martz	128,530	*
John S. Caldwell	83,463	*
Richard H. Carmona	83,760	*
Michael Garnreiter	83,660	*
Hadi Partovi	114,714	*

Daniel M. Behrendt	561,474	*
Douglas E. Klint	457,511	*
Jeffrey M. Kukowski	71,264	*
Jason D. Droege	68,396	*

All directors and executive officers as a group (11 persons)	5,642,498	9.2%

*	Less than 1%
(1)	Except as noted in note 4 below, the address of each of the persons listed is c/o TASER International, Inc., 17800 North 85th Street, Scottsdale, AZ 85255.
(2)	The shares shown as beneficially owned include 866,062 shares for Patrick W. Smith, 998,583 shares for Thomas P. Smith, 179,916 shares for Mark W. Kroll, 230,864 shares for Matthew R. McBrady, 128,530 shares for Judy Martz, 83,463 shares for John S. Caldwell, 83,760 shares for Richard H. Carmona, 83,660 shares for Michael Garnreiter, 25,414 shares for Hadi Partovi, 531,943 shares for Daniel M. Behrendt, 437,981 shares for Douglas E. Klint, 51,734 shares for Jeffrey M. Kukowski, 30,866 shares for Jason D. Droege and 3,732,056 shares for the group, which such persons have the right to acquire by exercise of stock options within 60 days following April 4, 2012.
(3)	Calculated based on number of outstanding shares as of April 4, 2012, which is 57,794,342 shares.
(4)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(6)	The address of The Vanguard Group, Inc is 100 Vanguard Blvd, Malvern, PA 19355.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of such reports furnished to the Company and written representations from reporting persons that no other reports were required, to the Company’s knowledge, such persons complied with all of the Section 16(a) filing requirements applicable to them in 2012.

PROPOSAL TWO:

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION (“SAY ON PAY”)

Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):

RESOLVED, that the stockholders of TASER International, Inc. hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and compensation tables (and accompanying narrative disclosures) set forth in this proxy statement.

Background on Proposal

In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs (commonly referred to as “say on pay”).

As described in the Compensation Discussion and Analysis, which begins at page 19, our executive compensation program is designed to allow us to: attract and retain talent, link annual incentive bonuses to our financial results produced during year, and link long term compensation in the form of stock options to Company performance and enhancement of stockholder value. For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2011, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning at page 29, provide additional information about the compensation that we paid to our NEOs in 2011.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR approval of the resolution set forth above regarding the compensation of our named executive officers.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2012. Grant Thornton LLP has acted as the independent registered public accounting firm for the Company since 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our stockholders on our independent auditors.

If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the Company’s best interest.

If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2012 will stand, unless the Audit Committee finds other good reason for making a change.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2012.

Audit and Non-Audit Fees

Audit and Non-Audit Fees. The following table presents fees for audit, tax and other professional services rendered by Grant Thornton LLP for the years ended December 31, 2011 and 2010.

	2011	2010
Audit fees	$617,529	$619,074
Audit-Related Fees	—	—
Tax Fees	133,533	119,281
All Other Fees	—	—

	$751,062	$738,355

Audit Fees: Consists of fees billed for professional services rendered for the audit of TASER International Inc.’s financial statements, fees billed related to Sarbanes Oxley 404 review and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements and fees.

Tax Fees: Consists of fees billed principally for services provided in connection with worldwide tax planning and compliance services, research and development tax credit studies, expatriate tax services, and assistance with tax audits and appeals.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor. Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee pre-approves the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

☐	Audit services include the annual financial statement audit (including required quarterly reviews) and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports, SEC reviews and other documents filed with the SEC or other documents issued in connection with securities offerings.

☐	Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

☐	Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

The Audit Committee has considered and concluded that the provision by Grant Thornton LLP of non-audit services is compatible with Grant Thornton maintaining its independence.

Audit Committee Pre-Approval Procedures for Independent Auditor-Provided Services

Except for the limited circumstances set forth below, the Audit Committee has the sole authority to engage the Company’s outside auditing and tax preparation firms and must pre-approve all tax consulting and auditing arrangements and all non-audit services prior to the performance of any such service. In addition, any proposed engagement of the independent registered public accounting firm for services that are not pre-approved audit-related and tax consulting services as described above must also be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. The Company’s Chief Financial Officer has the authority to engage the Company’s outside auditing and tax preparation firms for amounts less than $5,000. All of the audit–related fees, tax fees and all other fees in 2011 were approved by the Audit Committee.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this Proxy Statement about our compensation structure and programs and our intentions with respect thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect TASER’s business, particularly those mentioned under the heading “Risk Factors” in TASER’s Annual Report on Form 10-K that accompanies this proxy statement, and in the periodic reports that TASER files with the SEC on Form 10-Q and Form 8-K.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2013 annual meeting of stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to complying with the stockholder eligibility and other requirements of the SEC’s rules governing such proposals, be received not later than December 14, 2013 by the Secretary of the Company at the Company’s principal executive offices, 17800 North 85th Street, Scottsdale, Arizona 85255.

Stockholders may bring business before an annual meeting only if the stockholder proceeds in compliance with the Company’s Bylaws. For business to be properly brought before the 2013 annual meeting of stockholders by a stockholder, notice of the proposed business must be given to the Secretary of the Company in writing no later than 60 days before the annual meeting of stockholders or (if later) ten days after the first public notice of the meeting is sent to stockholders.

The notice to the Company’s Secretary must set forth as to each matter that the stockholder proposes to bring before the meeting: (a) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (b) the stockholder’s name and address as they appear on the records of the Company, business address and telephone number, residence address and telephone number, and the number of shares of Common Stock of the Company directly or beneficially owned by the stockholder; (c) any interest of the stockholder in the proposed business; (d) the name or names of each person nominated by the stockholder to be elected or re-elected as a director, if any; and (e) with respect to any such nominee, the nominee’s name, business address and telephone number, residence address and telephone number, the number of shares of Common Stock of the Company, if any, directly or beneficially owned by the nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, under Regulation 14A of the Securities Exchange Act of 1934, as amended, or successor regulation, and a letter signed by the nominee stating the nominee’s acceptance of the nomination, the nominee’s intention to serve as a director if elected and consenting to being named as a nominee for director in any proxy statement relating to such election.

The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at 17800 North 85th Street, Scottsdale, Arizona 85255, phone number (800) 978-2737, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

A copy of the Company’s 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is available to stockholders without charge upon request to: Investor Relations, TASER International, Inc., 17800 North 85th Street, Scottsdale, Arizona 85255.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 31, 2012

The proxy materials for the Company’s annual meeting of stockholders, including the 2011 annual report and this proxy statement, are available over the Internet by accessing the Investor Relations page of the Company’s Internet website at www.taser.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

By Order of the Board of Directors,

/s/ DOUGLAS E. KLINT

Douglas E. Klint

Corporate Secretary

April 13, 2012

TASER

TASER INTERNATIONAL, INC.
ATTN: ACCOUNTS PAYABLE
17800 N. 85TH STREET
SCOTTSDALE, AZ 85255

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by TASER International in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Matthew R. McBrady 02 Richard H. Carmona

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. Advisory approval of the Company's executive compensation.	☐	☐	☐
3. To ratify appointment of Grant Thornton LLP as the Company's independent registered public accountant for fiscal year 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

02 0000000000

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

SHARES
CUSIP #
SEQUENCE #

0000137409_1 R1.0.0.11699

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of TASER International, Inc., which will be held at 17800 North 85th Street, Scottsdale, Arizona 85255 beginning at 10:00 a.m. (Local Time) on Thursday, May 31, 2012. Whether or not you plan to attend this meeting, please sign, date, and return your proxy form on the reverse side as soon as possible so that these shares can be voted at the meeting in accordance with the instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that this stock be represented.

Douglas E. Klint, *Corporate Secretary*

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

TASER INTERNATIONAL, INC
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2012

The undersigned hereby appoints Patrick W. Smith and Douglas E. Klint as proxies, each with full power of substitution, to vote all of the shares of Common Stock that the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders of TASER International, Inc. to be held on Thursday May 31, 2012 beginning at 10:00 a.m. (Local Time) and at any adjournments or postponements thereof on the matters set forth on the reverse side.

(Please sign on reverse side)

0000137409_2 R1.0.0.11699